Executive Management Employment Agreement

(English Translation)

Party A: Zhuolu Jinxin Mining Co., Ltd. (the “Company”)

Party B: Zhengting Deng

In consideration of the premises and mutual terms, covenants and conditions hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

1. Party A hires Party B as Chief Financial Officer of Zhuolu Jinxin Mining Co., Ltd..

2. Compensation.

Party A agrees to pay Party B base salary of RMB 4,100 per month, which shall include all the taxes and fees according to government regulations.  In addition, Party B shall be eligible to receive bonus on the Company’s projects that Party B manages, and the amount of the bonus shall be 5% of the annual net income of the Company.

3. Working Hours.

Party B will be working 8 hours a day, total 40 hours a week. (Working days should be Monday through Friday). Party A may require Party B to work overtime as the Company may need, but not to exceed thirty-six hours per month.

3. During the employment period, Party B shall not be employed by any other party, entity or individual, especially the competitors of Party A; otherwise, Party B shall bear responsibilities set by “Anti-Unfair Competition Law of People’s Republic of China”.

4. Employment Term.

This employment term shall be for a period of one year commencing January 1, 2013 and terminating December 31, 2013.

5.  Duties and Responsibilities.

Party B shall perform all its duties as the Chief Financial Officer of a public company which includes but not limited to Financial Statement Preparation, Cost Management, Budgeting, Internal Control and Implementation, Monitoring the Company’s financial performance, cost efficiency, cash flow management, as well as participating by giving advice in all investment related activities…etc.

6.  Labor Safety.

Party A shall provide Party B with the standard working environment and conditions to ensure labor safety.

7.  Rights and Obligations.

Party A shall be responsible for: assigning necessary tasks to Party B according to the Company’s needs; monitoring Party B’s performance and give award and punishment accordingly.

Party B shall be responsible for: completing all working responsibilities as the Chief Financial Officer, be compliance with the Company’s policy, and give necessary advice and directions.

Party B has the obligation to maintain confidentiality of the Company’s business documents.

During the employment period, Party B shall not be employed by any other party, entity or individual, especially the competitors of Party A.

8.  Modifications and Termination.

This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Both Parties shall have the right to terminate this Agreement on thirty days notice to the other party if it fails to deliver the terms and conditions under this agreement.

Party B shall return all necessary documents to the Company within one month of the termination of the agreement.

9.  Breach of Contracts.

If Party A breaches the contract by unreasonably deduct or delay compensation for Party B, and refuses to pay Party B for overtime, Party B shall receive all compensation that’s suppose to be granted with an extra 25% of its compensation amount.

If Party B breaches the contract, it shall compensate all the direct loss it has caused to Party B plus any training fees that Party B had paid for Party A during the employment period.

10.  Others.

All other miscellaneous shall be solved by the negotiation between both parties and any further agreements. This Agreement shall be governed by the laws of People’s Republic of China without giving effect to the principle of conflict of laws. There are two copies of the Agreement and it becomes effective once both parties sign or seal on it.

Party A: Zhuolu Jinxin Mining Co., Ltd. Date: 12/28/2012 /s/_________________	Party B: Zhengting Deng Date: 12/28/2012 /s/______________________